Exhibit 99.1

Execution Version

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of May 13, 2026, is made by and among (a)(i) Success Flow International Investment Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands (“Seller A”), and (ii) Choice Faith Group Holdings Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands (“Seller B”, together with Seller A, the “Sellers”), and (b)(i) PJ Millennium I Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands (“Purchaser A”), and (ii) PJ Millennium II Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands (“Purchaser B”, together with Purchaser A, the “Purchasers”). VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) is signing this Agreement solely with respect to Section 2.06, Section 5.02, Section 5.07(a) and ARTICLE VIII. The Founder Parties (as defined below) are signing this Agreement solely with respect to Section 5.02, Section 5.07(b) and ARTICLE VIII.

W I T N E S S E T H:

WHEREAS, each Seller is directly and wholly owned by Shandong Hi-Speed Holdings Group Limited, a company incorporated under the laws of Bermuda with limited liabilities (“SDHG”), the shares of which are listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “HKEx”) (stock code: 00412).

WHEREAS, the Sellers desire to sell, and the Purchasers desire to purchase, certain Class A Ordinary Shares (as defined below) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

To the extent not otherwise defined herein, for purposes of this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, which, (a) with respect to each Seller, shall, for the avoidance of doubt, exclude the Company and its Subsidiaries, and (b) with respect to each Purchaser, shall include (i) the general partner, investment manager and limited partners of the investment fund(s) that control(s) such Purchaser, (ii) any other Person which directly or indirectly, through one or more intermediaries, controls any such general partner, investment manager or limited partner, and (iii) any other Person (or Person controlled by any such other Person) directly or indirectly, through one or more intermediaries, managed or advised by such general partner or investment manager, including, for the avoidance of doubt, such Persons as set forth in Schedule C. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Bona Fide Financing” shall mean indebtedness for borrowed money or similar financing incurred by the Sellers or their respective Affiliates with or from a bona fide third party that is negotiated at an arms’-length basis, including but not limited to in the form of loans or repurchase transactions, and which may or may not be secured.

“Bulletin 7” shall mean the State Taxation Administration’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (State Taxation Administration Bulletin [2015] No. 7) (国家税务总局《关于非居民企业间接转让财产企业所得税若干问题的公告》（国家税务总局公告2015年第7号）), as may be amended or supplemented from time to time by any implementing rules and regulations, and any successor rules or regulations thereof under the laws of the PRC.

“Business Day” shall mean any day except a Saturday, a Sunday or other day on which the banks in the State of New York, PRC, Hong Kong, British Virgin Islands or the Cayman Islands are authorized or required by applicable Laws to be closed.

“Circular” shall mean the circular to be published and dispatched to the shareholders of SDHG in accordance with the Listing Rules of HKEx in respect of the sale of the Sale Shares to the Purchasers on the terms and conditions set forth in this Agreement.

“Class A Ordinary Shares” shall mean the class A ordinary share of the Company, with a par value of US$0.00001 each.

“Closing Date” shall mean the date of the Closing.

“Deposit Amount” shall mean an amount equal to thirty percent (30%) of the Purchase Price, being US$282,654,841 as of the date of this Agreement.

“Designated Account” shall mean the account(s) designated jointly by the Sellers at least three (3) Business Days prior to the Closing Date.

“Encumbrances” shall mean any pledge, mortgage, security interest, lien, charge, right of first refusal, right of pre-emption, other third party rights, or other encumbrance or restriction of any kind; and “Encumber” shall be construed accordingly.

“Exclusivity Shares” shall mean the Sale Shares held by Seller A.

“Founder Parties” shall mean (a) Mr. Sheng Chen, citizen of the PRC with ID Card No. 110108196807271450, (b) GenTao Capital Limited, a business company with limited liability incorporated under the laws of British Virgin Islands, (c) Fast Horse Technology Limited, a business company with limited liability incorporated under the laws of British Virgin Islands, (d) Sunrise Corporate Holding Ltd., a business company with limited liability incorporated under the laws of British Virgin Islands, and (e) Personal Group Limited, a business company with limited liability incorporated under the laws of British Virgin Islands.

2

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state, county, municipal or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, including any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, or any arbitral authority or stock exchange.

“Governmental Order” shall mean any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority issued or imposed under or pursuant to any applicable Law.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Indemnified Party” shall mean a Sellers Indemnified Party or a Purchasers Indemnified Party, as applicable.

“Indemnifying Party” shall mean a Sellers Indemnifying Party or a Purchasers Indemnifying Party, as applicable.

“Investment Agreement” shall mean the Investment Agreement by and among the Company and the Sellers, dated November 16, 2023.

“Investor Rights Agreement” shall mean the Investor Rights Agreement by and among the Company and the Sellers, dated November 16, 2023.

“Law” shall mean any national, federal, state, provincial, local or foreign law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case, as amended, which, shall include the Listing Rules of HKEx and Nasdaq Listing Rules.

“Listing Rules of HKEx” shall mean the Rules Governing the Listing of Securities on the HKEx.

“Long Stop Date” shall mean October 31, 2026.

“Per Share Price” shall mean US$1.4486.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“PRC” shall mean the People’s Republic of China, excluding for purposes of this Agreement only, Hong Kong, Macao Special Administrative Region, and Taiwan.

“Remaining Deposit Amount” shall mean such portion of the Deposit Amount equal to the Deposit Amount minus the Initial Deposit Amount.

3

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, professional advisors (including, without limitation, financial advisors, attorneys and accountants), and other representatives and agents.

“Sanctioned Person” shall mean at any time, (a) any Person who is listed on or otherwise targeted by any list of designated Persons under any applicable sanctions Law, including the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, (b) any Person operating, organized or resident in a jurisdiction that is subject to comprehensive or territory-wide export, import, financial or investment embargoes under any applicable sanctions Law (for the avoidance of doubt, such sanctioned jurisdiction does not include the PRC and Hong Kong), or (c) any Person controlled by such Persons falling under the foregoing limb (a) or (b).

“SEC” shall mean the U.S. Securities and Exchange Commission and any successor agency performing comparable functions.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Subsidiary” shall mean, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to fifty percent (50%) or more of the share capital or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity.

“Tax” shall mean any form of taxation, levy, duty, contribution, withholding or other charge of any kind in the nature of taxes (including any fine, penalty, surcharge, interest or other liabilities thereto) imposed by any Governmental Authority.

“Tax Authority” shall mean any Governmental Authority having the authority and competent to impose, assess or enforce any liability in respect of Taxes, whether in the PRC or elsewhere.

“Transaction” shall mean the transactions with the Purchasers contemplated by the Transaction Documents.

“Transaction Documents” shall mean this Agreement and all other documents, instruments and agreements executed in connection with the transactions with the Purchasers contemplated hereby and thereby.

“Voting and Consortium Agreement” shall mean the Voting and Consortium Agreement by and among the Founder Parties and the Sellers, dated November 16, 2023, as amended and/or supplemented by the Supplemental Agreement dated December 28, 2023.

4

ARTICLE II.

TERMS OF PURCHASE AND SALE

Section 2.01           Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, the Purchasers shall purchase from the Sellers, and the Sellers shall sell to the Purchasers, the number of Class A Ordinary Shares set forth opposite each Seller’s name on Schedule A hereto (collectively, the “Sale Shares”) for the purchase price set forth opposite such Seller’s name on Schedule A hereto (in aggregate, the “Purchase Price”). Any payment required to be made by the Purchasers under this Agreement shall be made in full without any counterclaim, set-off, deduction or withholding.

Section 2.02           Deposit. Promptly upon the execution and delivery of this Agreement, the Purchasers shall pay, or procure one or more third parties to pay, for and on behalf of the Purchasers, the Deposit Amount into the bank accounts set forth in Schedule B (the “Deposit Bank Accounts”) and shall thereupon provide the Sellers with copies of SWIFT MT103 confirmation (or equivalent documents) evidencing the irrevocable wire transfers of the Deposit Amount.

Section 2.03           Closing. The closing of the sale and purchase of the Sale Shares (the “Closing”) shall take place remotely via the electronic exchange of the closing documents and signatures on a date that is the later of (a) the third (3rd) Business Day after the satisfaction or waiver of the condition set forth in Section 2.04 (subject to the satisfaction or waiver of such condition at the Closing) and (b) October 30, 2026 (or such other date or time as the Purchasers and the Sellers may mutually agree upon in writing). Neither the Sellers or the Purchasers shall be obliged to complete the sale and purchase of any Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

Section 2.04           Closing Conditions. The obligations of the Sellers and the Purchasers to complete the sale and purchase of the Sale Shares are in all respects conditional on the transactions contemplated hereby having been approved by the shareholders of SDHG at the relevant general meeting duly convened (or at any adjournment or postponement thereof) in accordance with applicable Laws, the Listing Rules of HKEx and SDHG’s bylaws (such meeting, the “Shareholders Meeting”), and such approval remaining in full force and effect as of the Closing Date.

Section 2.05           Delivery Covenants.

(a)            Closing deliverables of the Sellers. At the Closing, the Sellers shall (i) deliver to the Purchasers and the Company an instrument of transfer with respect to their respective Sale Shares, in substantially the same form as attached hereto as Exhibit 1, duly executed by the Sellers, and (ii) deliver to the Purchasers (A) the Sellers’ board resolutions authorizing (x) the execution and delivery of this Agreement, and (y) performance of this Agreement and the Transactions, each certified as a true and correct copy of such board resolutions, (B) certified true copies of (x) the register of charges of each Seller as of the Closing Date and (y) the certificate(s) of release of charge issued by the Registrar of Corporate Affairs of the British Virgin Islands, evidencing the release of any pledge on the Sale Shares imposed between the date of this Agreement and the Closing, and (C) a closing certificate, duly executed by a director of each Seller, certifying that the warranty made by each Seller under Section 3.03 is true and correct as of the Closing Date.

5

(b)            Closing deliverables of the Purchasers. At the Closing, the Purchasers shall (i) deliver to the Sellers and the Company an instrument of transfer with respect to the Sale Shares, in substantially the same form as attached hereto as Exhibit 1, duly executed by the Purchasers, (ii) pay the Purchase Price (less the Deposit Amount) by wire transfer of immediately available funds in USD to the Designated Account and deliver MT-103 or equivalent irrevocable wiring instruction evidencing such payment to the Designated Account, and (iii) deliver to the Sellers a closing certificate, duly executed by a director of each Purchaser, certifying that the warranty made by each Purchaser under Section 4.12 is true and correct as of the Closing Date.

(c)            Delivery of Original Share Certificates. Promptly following the Closing, the Sellers shall deliver (or cause to be delivered) to the Company original copies of the share certificates in the name of the Sellers representing the Sale Shares for cancellation.

Section 2.06           Company Acknowledgement. The Company hereby (a) consents to the transfer or otherwise disposal of any or all of the Class A Ordinary Shares held by either Seller in accordance with this Agreement (including as contemplated under Section 2.07(b)), including the sale and purchase of the Sale Shares to and by the Purchasers as contemplated by this Agreement, (b) acknowledges and agrees that it shall, and shall procure its Representatives to, promptly take all actions to give effect to such transfer or otherwise disposal, including a transfer or disposal of any Disposed Shares contemplated by Section 2.07(b); without prejudice to the generality of the foregoing, (i) in respect of the sale and purchase of the Sale Shares to and by the Purchasers, (x) cancel the share certificates in the name of the Sellers representing the Sale Shares, (y) issue new share certificate(s) in the name of the Purchasers representing the Sale Shares, and (z) cause the register of members of the Company to be updated to reflect the sale and purchase of the Sale Shares as contemplated by this Agreement, in each case, at the Closing without further action required from the Sellers, and (ii) in respect of a transfer of any Disposed Shares contemplated by Section 2.07(b) and in the event such transfer is intended to be made pursuant to Rule 144 of the Securities Act, (x) execute and deliver a confirmation letter to its share registrar and transfer agent to approve the transfer of such Disposed Share to a Person nominated by the Depositary (as defined in the Investor Rights Agreement) and (y) execute and deliver a consent letter to the Depositary to consent to the deposit of such Disposed Share into the Company’s ADR facility existing under the terms of the Deposit Agreement (as defined in the Investor Rights Agreement), in each case, within one (1) Business Day upon written request by the Sellers, and (c)(i) acknowledges and confirms that as of the date of this Agreement, neither of the Sellers nor any of their respective Representatives, including any director nominated by the Sellers and appointed to the board of directors (or other similar governing body) of the Company (each, a “Seller Director”), is in possession of any material non-public information with respect to the Company, and (ii) undertakes to the Sellers that, until the Closing or earlier termination of this Agreement, it will not provide the Sellers or any of their respective Representatives (including any Seller Director) with any such material non-public information, unless otherwise required to comply with any agreement entered into between the Company and the Sellers.

6

Section 2.07           Closing in Tranches and Optional Sale.

(a)            Notwithstanding anything to the contrary in this Agreement (including Section 2.03), the Purchasers may, by written notice to the Sellers on or prior to August 31, 2026 (the “Request Notice”, a copy of which shall be delivered concurrently to the Company), require the closing of the sale and purchase of all (but not less than all) of the Class A Ordinary Shares held by Seller B (collectively, the “Seller B Shares”) to take place on such date being the tenth (10th) Business Day following the delivery and receipt of the Request Notice (or such earlier date as the Purchasers, the Sellers and the Company may agree to in writing), which shall not in any event be later than September 15, 2026 (such date, the “B Shares Closing Date”), then, provided that the condition set forth in Section 2.04 has been (and remains) satisfied as of the B Shares Closing Date and subject to the actual consummation of the sale and purchase in respect of the Seller B Shares on the B Shares Closing Date, this Agreement shall, automatically and without any further action of the parties hereto, be deemed amended as follows on the B Shares Closing Date:

(i)            the closing of the sale and purchase of all the Sale Shares shall no longer occur simultaneously, and, with respect to the Seller B Shares, the closing of the sale and purchase thereof (the “B Shares Closing”) shall occur first on the same terms and conditions set forth in this Agreement, applied mutatis mutandis, provided that: (A) the terms, (x) “Sellers” or “Seller” and (y) “Sale Shares”, shall be deemed to mean (x) “Seller B” and (y) “Seller B Shares”, respectively, (B) the term, “Purchase Price”, shall be deemed to mean US$282,654,841 , (C) the term, “Deposit Amount”, shall be deemed to mean US$84,796,452, (D) the term, “Closing Date”, shall be deemed to mean the B Shares Closing Date, and (E) the last sentence of Section 2.03 shall be deleted in its entirety and be replaced with the following sentence: “Neither Seller B or the Purchasers shall be obliged to complete the sale and purchase of any Seller B Shares unless the sale and purchase of all of the Seller B Shares is completed simultaneously”; for the avoidance of doubt, for purposes of the B Shares Closing, the Deposit Amount as referenced in the foregoing sub-section (C), (x) shall be treated as part of the Purchase Price (as referenced in the foregoing sub-section (B)) payable for the B Shares Closing, and (y) shall, by virtue of the Sellers retaining the Deposit Amount following the Purchasers’ payment thereof in accordance with Section 2.02 (and the Sellers’ subsequent receipt thereof in full), be deemed to have been paid in full (and shall constitute partial performance of the Purchasers’ obligation to pay such Purchase Price) at the B Shares Closing; and

(ii)           the closing of the sale and purchase of the Exclusivity Shares shall remain subject to the same terms and conditions set forth in this Agreement, applied mutatis mutandis, provided that: (A) the terms, (x) “Sellers” or “Seller” and (y) “Sale Shares”, shall be deemed to mean (x) “Seller A” and (y) “Exclusivity Shares”, respectively, (B) the term, “Purchase Price”, shall be deemed to mean US$659,527,963, (C) the term, “Deposit Amount”, shall be deemed to mean US$197,858,389, and (D) the last sentence of Section 2.03 shall be deleted in its entirety and be replaced with the following sentence: “Neither Seller A or the Purchasers shall be obliged to complete the sale and purchase of any Exclusivity Shares unless the sale and purchase of all of the Exclusivity Shares is completed simultaneously”.

(b)            Notwithstanding anything to the contrary in this Agreement, except where the sale and purchase of the Seller B Shares has been consummated on the B Shares Closing Date in accordance with Section 2.07(a)(i), Seller B may, for the period starting from August 31, 2026 (or, if later, the B Shares Closing Date as set forth in the Request Notice delivered by the Purchasers on or prior to August 31, 2026) until five (5) Business Days prior to the Closing, transfer or otherwise dispose of, from time to time, any or all of the Class A Ordinary Shares held by Seller B (the “Disposed Shares”) at its discretion, provided that a written notice shall be provided to the Purchasers (with a copy to the Company) (the “Disposal Notice”) in accordance with the terms of Section 2.07(c).

7

(c)            The Disposal Notice shall be provided within three (3) Business Days following the consummation of any transfer or disposal of any Disposed Shares (but in any event by no later than five (5) Business Days prior to the Closing) and shall contain the following information: (i) the number of the Disposed Shares, (ii) a resulting calculation of the number of the “Sale Shares” for purposes of this Agreement, being such number equal to (x) the number of the “Sale Shares” immediately prior to such re-calculation, minus (y) the number of the Disposed Shares set forth in the foregoing sub-section (i), which, shall not in any event be less than 455,296,932 Class A Ordinary Shares, (iii) the re-calculation of the amount of the “Purchase Price” for purposes of this Agreement, being such amount equal to (x) the Per Share Price, multiplied by (y) the number of the “Sale Shares” set forth in the foregoing sub-section (ii), and (iv) the positive difference between the “Deposit Amount” calculated as of immediately before and after such re-calculation of the “Purchase Price” (the “Difference Amount”). The Purchasers and the Sellers hereby acknowledge and agree that the terms, “Sale Shares” and “Purchase Price” (and applicable portions of Schedule A hereto) shall, upon the delivery of the Disposal Notice, be deemed, automatically without any further action of the parties hereto, to be amended to mean such reduced number and amount as set forth in the Disposal Notice; provided that, the Sellers shall return or cause to be returned to the Purchasers an amount in USD equal to the Difference Amount within ten (10) Business Days following the delivery of such Disposal Notice.

ARTICLE III.

Representations and WARRANTIES OF THE SELLERS

The Sellers represent (with respect to Section 3.03 only) and warrant to each Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.01           Organization. Each Seller is duly organized, validly existing and in good standing under the laws of its domicile. Each Seller has all requisite power and authority to carry on its business as it is currently being conducted.

Section 3.02           Power and Authority; Effect of Agreement. Each Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Except for such approvals which have been or will have been obtained on or prior to the Closing Date including that as set forth in Section 2.04, the execution, delivery and performance by each Seller of the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (a) have been duly authorized by such Seller, and no other corporate actions on the part of such Seller are necessary to authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby, (b) do not contravene, conflict with or result in a violation of any applicable Law or such Seller’s bylaws and (c) do not require any consent or approval from any third parties or any Governmental Authority. The Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and constitutes, assuming execution and delivery thereof by the other parties hereto and thereto, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.

8

Section 3.03           Ownership of Shares. The Sellers are the legal and beneficial owners of their respective Sale Shares. The Sale Shares are validly issued and fully paid and will be free and clear of any Encumbrances as of the Closing, except for any Encumbrance arising under the Securities Act or created by virtue of the applicable Laws.

Section 3.04           No Finder. No agent, broker, firm or other Person acting on behalf of either Seller is or will be entitled to any advisory commission or broker’s or finder’s fee in connection with the Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

ARTICLE IV.

Representations and WARRANTIES OF PURCHASERS

The Purchasers represent (with respect to Section 4.12 only) and warrant to each Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.01           Organization. Each Purchaser is duly organized, validly existing and in good standing under the laws of its domicile. Each Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

Section 4.02           Power and Authority; Effect of Agreement. Each Purchaser has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Except for such approvals which have been or will have been obtained on or prior to the Closing Date, the execution, delivery and performance by each Purchaser of the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (a) have been duly authorized by such Purchaser, and no other corporate actions on the part of such Purchaser are necessary to authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby, (b) do not contravene, conflict with or result in a violation of any applicable Law or such Purchaser’s bylaws, and (c) do not require any consent or approval from any Governmental Authority. The Transaction Documents to which such Purchaser is a party have been duly executed and delivered by such Purchaser and constitutes, assuming execution and delivery thereof by the other parties hereto and thereto, a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.

9

Section 4.03           Accredited Investor Status. Each Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

Section 4.04           Restricted Securities. Each Purchaser acknowledges that the Sale Shares have not been registered under the Securities Act, or any applicable state securities laws, and are “restricted securities” under Rule 144 of the Securities Act. Each Purchaser understands that the Sale Shares may not be offered, sold, pledged, or otherwise transferred or disposed of except (a) pursuant to an effective registration statement under the Securities Act, (b) in a transaction exempt from registration under the Securities Act (including under Rule 144), or (c) to the Company.

Section 4.05           Independent Assessment. Each Purchaser (a) is a sophisticated investor with respect to the Sale Shares and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (b) has independently conducted its own analysis with advice of its own legal, tax, financial and other relevant advisors, and is able to bear the risks attendant to the transactions contemplated by the Transaction Documents, including the risk of a total loss of its investment, and (c) is dealing with the Sellers on a professional arm’s-length basis and neither of the Sellers nor any of its Affiliates is acting as a fiduciary or advisor to such Purchaser with respect to the Transaction Documents to which it is a party or any of the transactions contemplated hereby and thereby.

Section 4.06           Investment Intention. Each Purchaser will acquire the Sale Shares for its own account, and not with a view toward or for sale in connection with any distribution thereof under the Securities Act. Each Purchaser understands that the transactions contemplated by the Transaction Documents have not been, and will not be, registered or qualified under the Securities Act, nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon such Purchaser’s representations in this Agreement. Each Purchaser understands that neither of the Sale Shares which it acquires may be resold unless such resale is registered under the Securities Act, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

Section 4.07           No Finder. No agent, broker, firm or other Person acting on behalf of either Purchaser is or will be entitled to any advisory commission or broker’s or finder’s fee in connection with the Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

Section 4.08           Financing. Each Purchaser has, or will have, prior to the Closing, sufficient cash in immediately available funds in USD to enable it to make payment of the Purchase Price and any other amounts to be paid by it under the Transaction Documents to which it is a party.

Section 4.09           No “Bad Actor” Disqualification Events. Each Purchaser is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

10

Section 4.10           Status. None of the Purchasers, their respective Affiliates, any limited partner of any such Affiliate, or the ultimate beneficial owner of any of the foregoing Person is a Competitor (as defined in the Investment Agreement).

Section 4.11           Ownership. As of the date hereof, each Purchaser’s ownership is set forth in Schedule C.

Section 4.12           Clean Funds. No funds utilized by either Purchaser to perform (or cause to be performed) any payment obligation of such Purchaser under this Agreement (a) are or will be sourced or transferred, directly or indirectly, in violation of any applicable Law, including any applicable anti-money laundering, anti-bribery, anti-corruption, counter-terrorist financing or sanctions Laws, or (b) are or will be derived from or constitute, directly or indirectly, the proceeds of any transaction with or involving any Sanctioned Person.

ARTICLE V.

FURTHER COVENANTS AND ACKNOWLEDGEMENTS

Section 5.01           Acknowledgement of No Other Representations or Warranties.

(a)            The Purchasers acknowledge and agree that neither of the Sellers nor any of its Affiliates has made or will make to the Purchasers any representation or warranty, express or implied, with respect to the Company or any of its Subsidiaries, including the prospects thereof or their profitability, nor any other representation or warranty except for those warranties expressly contained in ARTICLE III.

(b)            The Purchasers have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Sellers or any other person that are not expressly set forth in ARTICLE III, whether or not any such representations, warranties or statements were made in writing or orally.

Section 5.02           Treatment under Existing Agreements. With immediate effect from the disposal by the Sellers of all of the Class A Ordinary Shares held by them in accordance with this Agreement (including as contemplated under Section 2.07(b)), (a) all agreements entered into by the Sellers with the Company and/or the Founder Parties, including the Investment Agreement, the Investor Rights Agreement and the Voting and Consortium Agreement, shall be automatically terminated without any further action of the parties thereto, and (b)(i) the Company and/or the Founder Parties (as applicable), on one hand, and (ii) the Sellers, on the other hand, irrevocably waive and release any claim each of them has, has ever had or may thereafter have (whether in contract, tort or otherwise) against the other under such agreements.

Section 5.03           Tax Matters / Bulletin 7 Filing.

(a)            Any Taxes due or payable arising from or in connection with the Transactions shall be exclusively borne by the party that is considered as its respective taxpayer under applicable Laws.

11

(b)            The Sellers shall, at their expense, as soon as reasonably practicable and in any event within thirty (30) calendar days after the date of this Agreement (or such longer period as otherwise agreed with the relevant Tax Authority in the PRC), submit to such Tax Authority the relevant filings and supporting documents and information required under Bulletin 7 in respect of the Transaction (collectively, the “Bulletin 7 Filing”). The Sellers shall inform and provide the Purchasers with a copy of the Bulletin 7 Filing as soon as practicable and in any event within three (3) Business Days after the Bulletin 7 Filing has been submitted.

(c)            The Sellers shall provide the Purchasers with evidence that the Tax amount (if any) required to be paid under and pursuant to Bulletin 7 in respect of the Transaction following the Closing has been paid, as soon as practicable and in any event within three (3) Business Days following the payment of such Tax amount.

Section 5.04           Exclusivity. Each Seller hereby agrees that, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (such period, the “Interim Period”), such Seller shall not, shall cause its Affiliates not to, and shall use reasonable efforts to ensure that its or its Affiliates’ respective Representatives shall not, directly or indirectly, without the prior written consent of the Purchasers: (a) solicit, initiate, knowingly encourage, facilitate or induce, participate in or continue any discussions or negotiations with, any Person (other than the Purchasers, their respective Affiliates or their or their Affiliates’ respective Representatives) relating to, or furnish any non-public information in respect of the Exclusivity Shares (it being understood that the foregoing shall be without prejudice to Section 2.06(c)) in connection with, any written inquiry, proposal or offer for the sale, transfer or other disposition to such Person of any of the Exclusivity Shares or any interest therein (including any option, swap or other derivative or similar arrangement), (b) enter into, continue, or permit to continue, any agreement, arrangement or understanding (whether binding or non-binding) with any such Person with respect to any transaction involving the Exclusivity Shares, (c) publicly announce any intention for Seller A to effect any transaction involving the Exclusivity Shares, other than pursuant to this Agreement, (d) engage, appoint or retain any financial advisor or broker in connection with any transaction described in the foregoing sub-section (a), (b) or (c), or otherwise take any preparatory action in anticipation of any such transaction, or (e) circumvent or attempt to circumvent the foregoing restrictions in any manner; provided that, nothing in the foregoing shall restrict the Sellers, their respective Affiliates or their or their Affiliates’ respective Representatives from taking any action in connection with a Bona Fide Financing.

Section 5.05           Efforts to Complete. During the Interim Period, the Purchasers and the Sellers shall use their respective reasonable best efforts to consummate the sale and purchase of the Sale Shares to and by the Purchasers by no later than the Long Stop Date. Without limitation to the generality of the foregoing, the Purchasers shall, during the Interim Period, provide to the Sellers such information as the Sellers may reasonably request and necessary for purposes of preparing and finalizing the Circular with the HKEx as soon as reasonably practicable and in any event within three (3) Business Days following such request.

Section 5.06           Other Disclosure. During the Interim Period, the Purchasers shall provide to the Sellers with (a) such information or documents in respect of the Purchasers and their respective Affiliates as requested by HKEx and notified by the Sellers to the Purchasers in writing, in each case, as soon as reasonably practicable and in any event within five (5) Business Days following such written notice by the Sellers, and (b) such other information as set forth in Schedule D in accordance with the timeline specified therein.

12

Section 5.07           Indemnification by Company and Founder Parties. In the event this Agreement is terminated pursuant to Section 6.02(b)(i), (a) the Company shall indemnify the Sellers and SDHG against, and shall hold the Sellers and SDHG harmless from and against, any and all Losses incurred or sustained by the Sellers and SDHG arising out of, with respect to or by reason of any breach by the Company of Section 8.03(a)(ii) resulting in such termination, and/or (b) the Founder Parties shall, on a joint and several basis, indemnify the Sellers and SDHG against, and shall hold the Sellers and SDHG harmless from and against, any and all Losses incurred or sustained by the Sellers and SDHG arising out of, with respect to or by reason of any breach by any Founder Party of Section 8.02 or Section 8.03(c) resulting in such termination.

ARTICLE VI.

EFFECTIVENESS; TERMINATION

Section 6.01           Effectiveness. Save for ARTICLE I, Section 2.02, Section 2.06, Section 5.07, this ARTICLE VI and ARTICLE VIII (which shall take effect upon the execution and delivery of this Agreement by each of the parties hereto), all other provisions of this Agreement shall only take effect and become binding on the parties hereto upon (i) receipt by the Sellers of an amount equal to twenty-nine percent (29%) of the Deposit Amount, being US$81,969,904 (the “Initial Deposit Amount”), and (ii) delivery of the Seller Confirmation confirming their receipt of the Initial Deposit Amount in accordance with Section 6.02(a).

Section 6.02           Termination.

(a)            This Agreement shall be automatically terminated with immediate effect without any further action of the parties hereto, if the Initial Deposit Amount is not received in full in the Deposit Bank Accounts by 8:00 p.m. (Hong Kong time) on the date of this Agreement. The Sellers shall deliver a written notice to the Company and the Purchasers no later than 8:30 p.m. (Hong Kong time) on the date hereof confirming whether the Initial Deposit Amount has been received (such notice, the “Seller Confirmation”).

(b)            This Agreement may be terminated at any time prior to the Closing by the Sellers upon written notice to the Purchasers (with a copy to the Company):

(i)            if (x) the Company breaches the proviso of Section 8.03(a)(ii), or (y) any Founder Party breaches Section 8.02 or Section 8.03(c), in each case of (x) and (y) above, prior to the delivery of the Seller Confirmation; provided that the Sellers’ written notice of termination pursuant to this Section 6.02(b)(i) shall be delivered within one (1) Business Day after the occurrence of any breach described in this Section 6.02(b)(i);

(ii)           if the Remaining Deposit Amount is not received in full in the Deposit Bank Accounts by 6:00 p.m. (Hong Kong time) on the fifth (5th) Business Day following the date of this Agreement; provided where (x) the Purchasers have delivered to the Sellers copies of SWIFT MT103 confirmation (or equivalent documents) evidencing the irrevocable wire transfers of the Remaining Deposit Amount in accordance with Section 2.02 within one (1) Business Day of the date of this Agreement, and (y) such amount has not yet been received in full in the Deposit Bank Accounts by 6:00 p.m. (Hong Kong time) on such fifth (5th) Business Day including as a result of delay caused by anti-money laundering clearance of the handling banks or any technical issues in the payment, clearing or wiring system of the handling banks, such deadline shall be automatically extended to 6:00 p.m. (Hong Kong time) on the tenth (10th) Business Day following the date of this Agreement;

13

(iii)          if either Purchaser breaches the representation and warranty made under Section 4.12 as of the Closing Date; or

(iv)          if either Purchaser breaches Section 2.05(b), unless the Purchasers are entitled to terminate this Agreement pursuant to Section 6.02(c), Section 6.02(d)(ii), or Section 6.02(d)(iii) for (x) with respect to Section 6.02(c), an event or circumstance occurred or existing on the Closing Date, or (y) with respect to Section 6.02(d)(ii) or Section 6.02(d)(iii), an event or circumstance occurred on the Closing Date.

(c)            This Agreement may be terminated at any time prior to the Closing by the Purchasers upon written notice to the Sellers (with a copy to the Company):

(i)            if either Seller breaches the representation and warranty made under Section 3.03 as of the Closing Date; or

(ii)           if either Seller breaches Section 2.05(a), unless the Sellers are entitled to terminate this Agreement pursuant to Section 6.02(b)(iii), Section 6.02(b)(iv), Section 6.02(d)(ii) or Section 6.02(d)(iii) for (x) with respect to Section 6.02(b)(iii) or Section 6.02(b)(iv), an event or circumstance occurred or existing on the Closing Date, or (y) with respect to Section 6.02(d)(ii) or Section 6.02(d)(iii), an event or circumstance occurred on the Closing Date.

(d)            This Agreement may be terminated at any time prior to the Closing by either (x) the Sellers, or (y) the Purchasers, upon written notice to (x) the Purchasers, or (y) the Sellers, respectively (with a copy to the Company):

(i)            if (x) the shareholders of SDHG do not grant the relevant approval set forth in Section 2.04, or (y) the Shareholders Meeting has not been convened on or prior to the Long Stop Date;

(ii)           if the HKEx or the Securities and Futures Commission of Hong Kong prohibits the consummation of the transfer of the Sale Shares to the Purchasers pursuant to the Listing Rules of HKEx or the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong), respectively;

(iii)          if a Governmental Order prohibiting (or otherwise having the effect of making illegal or void) the consummation of the transfer of the Sale Shares to the Purchasers has been imposed by any Governmental Authority; provided that the right to terminate this Agreement pursuant to this Section 6.02(d)(iii) shall not be available to the Sellers or the Purchasers (as the case may be) if such parties are then in breach of this Agreement and such breach has caused the imposition of such Governmental Order; or

14

(iv)          if clearance in respect of the Signing Announcement, the Closing Announcement or the Circular has not been obtained by SDHG from the HKEx on or prior to the Long Stop Date; provided that the right to terminate this Agreement pursuant to this Section 6.02(d)(iv) shall not be available to the Sellers or the Purchasers (as the case may be) if such parties are then in breach of this Agreement and such breach has caused the failure of any such clearance to be obtained on or prior to the Long Stop Date.

(e)            Upon termination of this Agreement, the parties hereto shall be relieved of their duties and obligations arising under this Agreement after such termination and such termination shall be without liability to such parties; provided that,

(i)            (x) ARTICLE I, this ARTICLE VI and ARTICLE VIII, and (y) in the event this Agreement is terminated pursuant to Section 6.02(b)(i), Section 5.07, shall survive such termination;

(ii)           no such termination shall relieve any party hereto from liability for any breach by such party of this Agreement occurring at or prior to such termination;

(iii)          in the event this Agreement is terminated pursuant to Section 6.02(a) and Section 6.02(b)(i) and to the extent the Initial Deposit Amount and/or the Remaining Deposit Amount is received in the Deposit Bank Accounts following such termination, the Sellers shall return or cause to be returned to the Purchasers the Initial Deposit Amount or the Remaining Deposit Amount within ten (10) Business Days after their receipt thereof;

(iv)          in the event this Agreement is terminated pursuant to Section 6.02(b)(ii), the Initial Deposit Amount shall be deemed forfeited to the Sellers as liquidated damages and to the extent the Remaining Deposit Amount is received in the Deposit Bank Accounts following such termination, the Sellers shall return or cause to be returned to the Purchasers the Remaining Deposit Amount within ten (10) Business Days after their receipt thereof;

(v)          in the event this Agreement is terminated pursuant to Section 6.02(b)(iii) or Section 6.02(b)(iv), the Deposit Amount shall be deemed forfeited to the Sellers as liquidated damages;

(vi)          in the event this Agreement is terminated pursuant to Section 6.02(c)(i) or Section 6.02(c)(ii), the Sellers shall (x) return or cause to be returned to the Purchasers the Deposit Amount, and (y) pay or cause to be paid to the Purchasers an amount equal to the Deposit Amount (the “First Tier Termination Fee”) as liquidated damages, in each case, within ten (10) Business Days after such termination;

(vii)         in the event this Agreement is terminated pursuant to Section 6.02(d)(i), Section 6.02(d)(ii) or Section 6.02(d)(iv), the Sellers shall return or cause to be returned to the Purchasers the Deposit Amount within ten (10) Business Days after such termination, except that, in respect of a termination pursuant to Section 6.02(d)(ii), such returned amount shall be reduced by the Initial Deposit Amount (and the Initial Deposit Amount shall be deemed forfeited to the Sellers as liquidated damages) in the event the Sellers would have been entitled to terminate this Agreement pursuant to Section 6.02(b)(ii);

15

(viii)        in the event this Agreement is terminated pursuant to Section 6.02(d)(iii) and the relevant Governmental Order is imposed by a national-level Governmental Authority in the PRC or a federal-level Governmental Authority in the United States, the Sellers shall return or cause to be returned to the Purchasers the Deposit Amount within ten (10) Business Days after such termination, except that such returned amount shall be reduced by the Initial Deposit Amount (and the Initial Deposit Amount shall be deemed forfeited to the Sellers as liquidated damages) in the event the Sellers would have been entitled to terminate this Agreement pursuant to Section 6.02(b)(ii); and

(ix)          in the event this Agreement is terminated pursuant to Section 6.02(d)(iii) and the relevant Governmental Order is imposed by any other Governmental Authority (other than those Governmental Authorities in the PRC and the United States specified in Section 6.02(e)(viii)), then:

(A) if the imposition of such Governmental Order is attributable primarily to the Purchasers or any of their respective Affiliates, including as a result of the identity, conduct or omission to act of any such Person, the Sellers shall within ten (10) Business Days after such termination return or cause to be returned to the Purchasers an amount equal to seventy percent (70%) of the Deposit Amount, and the remaining thirty percent (30%) of the Deposit Amount shall be deemed forfeited to the Sellers as liquidated damages; or

(B) if the imposition of such Governmental Order is attributable primarily to the Sellers or SDHG, including as a result of the identity, conduct or omission to act of any such Person, the Sellers shall within ten (10) Business Days after such termination (x) return or cause to be returned to the Purchasers the Deposit Amount, except that such returned amount shall be reduced by the Initial Deposit Amount (and the Initial Deposit Amount shall be deemed forfeited to the Sellers as liquidated damages) in the event the Sellers would have been entitled to terminate this Agreement pursuant to Section 6.02(b)(ii), and (y) pay or cause to be paid to the Purchasers an amount equal to thirty percent (30%) of the Deposit Amount (the “Second Tier Termination Fee”) as liquidated damages.

(f)            The Purchasers and the Sellers agree that:

(i)            in respect of the amount forfeited (or deemed forfeited) under Section 6.02(e) including pursuant to Section 6.02(e)(iv), Section 6.02(e)(v) or Section 6.02(e)(ix)(A), (w) the Sellers have incurred, and will further incur, significant costs in connection with the transactions contemplated hereby, which will include significant loss of business opportunity costs if such transactions are not implemented, (x) such forfeited amount is reasonable and appropriate, is the product of an arm’s length negotiation and is justified to serve and protect the legitimate business interests of the Sellers and, further, that such forfeited amount represents a fair and reasonable provision which is proportionate to the protection of those interests, (y) the Purchasers have received independent legal advice, and (z) such forfeited amount shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Sellers, SDHG and their respective Affiliates against the Purchasers and their Affiliates for any Losses suffered as a result of (A) the valid termination of this Agreement in accordance with its terms, or (B) the failure to consummate the Transaction in circumstances where such amount is forfeited to the Sellers in accordance with the applicable provision of Section 6.02(e); and

16

(ii)           in respect of the First Tier Termination Fee or Second Tier Termination Fee (as applicable), (w) the Purchasers have incurred, and will further incur, significant costs in connection with the transactions contemplated hereby, which will include significant loss of business opportunity costs if such transactions are not implemented, (x) the First Tier Termination Fee or Second Tier Termination Fee (as applicable) is reasonable and appropriate, is the product of an arm’s length negotiation and is justified to serve and protect the legitimate business interests of the Purchasers and, further, that the First Tier Termination Fee or Second Tier Termination Fee (as applicable) represents a fair and reasonable provision which is proportionate to the protection of those interests, (y) the Sellers have received independent legal advice, and (z) the receipt by the Purchasers of the First Tier Termination Fee or Second Tier Termination Fee (as applicable) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Purchasers and their Affiliates against the Sellers, SDHG and their respective Affiliates for any Losses suffered as a result of (A) the valid termination of this Agreement in accordance with its terms, or (B) the failure to consummate the Transaction in circumstances where the First Tier Termination Fee or Second Tier Termination Fee (as applicable) is payable to the Purchasers in accordance with Section 6.02(e)(vi) or Section 6.02(e)(ix)(B) (as applicable).

ARTICLE VII.

INDEMNITY

Section 7.01           Indemnification.

(a)            Subject to Section 7.03, from and after the Closing, the Sellers (each, a “Sellers Indemnifying Party”) shall jointly and severally indemnify each Purchaser, its Affiliates, and its and its Affiliates’ directors, officers and employees (each, a “Purchasers Indemnified Party”) against, and shall hold each Purchasers Indemnified Party harmless from and against, any and all losses, liabilities, damages, claims, proceedings, costs and expenses (including reasonable attorney’s fees) (collectively, “Losses”) incurred or sustained by such Purchasers Indemnified Party arising out of, with respect to or by reason of:

(i)            any breach or violation of, or inaccuracy in, any representation or warranty made by the Sellers as set forth in ARTICLE III;

(ii)           any breach or violation of, or failure to perform, any covenant or agreement to be performed by the Sellers under this Agreement; or

(iii)          the Sellers’ failure to make any Tax filings and/or pay any Taxes, in each case, as required under and pursuant to Bulletin 7 in respect of the Transaction.

17

(b)            Subject to Section 7.03, from and after the Closing, the Purchasers (each, a “Purchasers Indemnifying Party”) shall jointly and severally indemnify each Seller, its Affiliates, and its and its Affiliates’ directors, officers and employees (each, a “Sellers Indemnified Party”) against, and shall hold each Sellers Indemnified Party harmless from and against, any and all Losses incurred or sustained by such Sellers Indemnified Party arising out of, with respect to or by reason of:

(i)            any breach or violation of, or inaccuracy in, any representation or warranty made by the Purchasers as set forth in ARTICLE IV; or

(ii)           any breach or violation of, or failure to perform, any covenant or agreement to be performed by, the Purchasers under this Agreement.

Section 7.02           Indemnification Procedures.

(a)            Any Indemnified Party seeking indemnification under Section 7.01 shall give a written notice (a “Claim Notice”) to its corresponding Indemnifying Party. The Claim Notice shall include a description in reasonable detail of (a) the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (b) if practicable and to the extent known, the estimated amount of Losses that have been or will be sustained by such Indemnified Party in connection with such claim (on a without prejudice basis). Neither a defect in the information contained in the Claim Notice nor a failure to timely deliver such notice shall affect the rights of any Indemnified Party unless and to the extent such defect or failure has actually prejudiced the corresponding Indemnifying Party in respect of its ability to maintain a defense of or mitigate such claim or has resulted in an increase in its indemnification obligations.

(b)            In the event of any claim, demand, action or proceeding has been asserted in writing against any Indemnified Party by a third party with respect to which such Indemnified Party may claim indemnification under Section 7.01(a) or Section 7.01(b), as the case may be (a “Third Party Claim”), such Indemnified Party shall give the applicable Indemnifying Party written notice as soon as reasonably practicable and in any event within fifteen (15) Business Days of receiving written notice of such Third Party Claim. Failure by such Indemnified Party to provide each such notice with respect to a Third Party Claim within such time period shall not affect the rights of such Indemnified Party unless and to the extent that the applicable Indemnifying Party is actually prejudiced by such failure of the Indemnified Party in respect of its ability to maintain a defense of or mitigate such Third Party Claim or has resulted in an increase in its indemnification obligations. The Indemnifying Party shall notify such Indemnified Party within fifteen (15) Business Days after receipt of such notice as to whether the Indemnifying Party will assume the defense of such Third Party Claim (provided it shall not have such right in the event of any claim involves a criminal proceeding). If the Indemnifying Party assumes the defense of such Third Party Claim (in which case it shall also acknowledge that it would have an indemnity obligation for the Losses suffered by the Indemnified Party resulting from such Third Party Claim), the Indemnifying Party shall not agree to any compromise or settlement to which such Indemnified Party has not consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) if such compromise or settlement does not unconditionally release such Indemnified Party from all liabilities and obligations in respect of such Third Party Claim. If requested by the Indemnifying Party, such Indemnified Party will, at the cost and expense of such Indemnifying Party (which cost and expense, to the extent reasonably incurred, shall be deemed Losses for purposes of applying the applicable Indemnity Cap), provide reasonable cooperation to the Indemnifying Party in defending such Third Party Claim (provided that nothing in the foregoing shall oblige such Indemnified Party in providing or furnishing any information that constitutes attorney-client or similar privilege). If the Indemnifying Party elects not to assume the defense of such Third Party Claim, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party (which cost and expense, to the extent reasonably incurred, shall be deemed Losses for purposes of applying the applicable Indemnity Cap); provided that the Indemnified Party shall not agree to any compromise or settlement to which the Indemnifying Party has not consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liabilities and obligations in respect of such Third Party Claim.

18

Section 7.03           Limitation of Liabilities.

(a)            After the Closing, except for any breach of (x) the representation and warranty made by the Sellers under Section 3.03 and (y) the representation and warranty made by the Purchasers under Section 4.12, the indemnity under Section 7.01 shall be the sole and exclusive remedy for the Indemnified Party for any Losses incurred or sustained by it arising out of, with respect to or by reason of this Agreement or the sale and purchase of the Sale Sales to and by the Purchasers as contemplated hereby.

(b)            (i) The aggregate liability of the Sellers under ARTICLE VII shall not exceed the amount of the Purchase Price actually paid by the Purchasers and received by the Sellers at the Closing (such amount, the “Indemnity Cap”), and (ii) the aggregate liability of the Purchasers under Section 7.01(b) shall be exceed the Indemnity Cap.

(c)            In no event shall the Sellers or the Purchasers be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, incidental, consequential, special or indirect, including loss of future revenue, income or profits or loss of business reputation or opportunity.

(d)            No Indemnifying Party under this ARTICLE VII shall have any liability in respect of any Losses unless it was validly served with a Claim Notice on or before the end of three (3) years following the Closing and proceedings have been brought against it in respect of such Losses within six (6) months following such Claim Notice.

(e)            Any Losses subject to indemnification under this ARTICLE VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses, including if such state of facts constitutes a breach of more than one warranty, covenant or other provision of this Agreement.

(f)            Notwithstanding anything to the contrary in this Section 7.03, none of the limitations on liability in this Section 7.03 shall limit any Indemnifying Party’s liability in the event of fraud.

19

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.01           Expenses. The parties hereto shall bear their own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.02           Confidentiality. Each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose to any third party (other than to such party’s Affiliates, or its or its Affiliates’ respective representatives or agents on a need-to-know basis provided that such receiving parties shall be bound by confidentiality obligations no less onerous than those set forth therein), (x) the existence, provisions and subject matter of this Agreement, and (y) any non-public information disclosed by any other party hereto to it or its Affiliates or its or its Affiliates’ respective representatives or agents in connection with this Agreement or the transactions contemplated hereby; except that the foregoing shall not apply to: (a) information which was known to a party hereto or its Affiliates or its or its Affiliates’ respective representatives or agents prior to receipt from the other party(ies); (b) information which is or becomes generally known to the public without breach of this Agreement; (c) information acquired by a party hereto or its Affiliates or its or its Affiliates’ respective representatives or agents from a third party who was not bound to an obligation of confidentiality; and (d) any disclosure required by any Governmental Authority having jurisdiction or any Governmental Order or other binding judgment or order, or pursuant to any applicable Law, including, for the avoidance of doubt, for purposes of attending to any filing with the SEC or making any announcement or attending to any filing under the Listing Rules of HKEx.

Section 8.03           Public Announcements. Notwithstanding anything to the contrary herein, (a) the parties hereto acknowledge and agree that (i) SDHG may make public announcements (including but not limited to any announcement, circular or filing made under the Listing Rules of HKEx) in respect of the transactions contemplated hereby (the “SDHG Disclosures”) following the execution of this Agreement and following the Closing or termination thereof, provided that the Sellers and/or SDHG shall give the Purchasers and the Company the opportunity to review and comment upon the SDHG’s public announcements in respect of (A) the execution and delivery of this Agreement (the “Signing Announcement”), and (B) consummation of the sale and purchase of the Sale Shares with the Purchasers as contemplated hereby (the “Closing Announcement”); provided further that, to the extent the Circular includes any information or descriptions of the Purchasers and/or their respective Affiliates which is not contained in any announcement previously reviewed by the Purchasers, such information and descriptions shall be provided to the Purchasers for review and comment in advance; and (ii) the Company’s announcement on the date of this Agreement in respect of the execution and delivery of this Agreement shall be made (x) following the Company’s receipt of the Seller Confirmation, and (y) in the form and on the terms agreed by the Sellers and the Purchasers, and in the event that this Agreement is terminated pursuant to Section 6.02, the Company may make public announcement pursuant to applicable Laws in respect of such termination; (b) the Purchasers, the Company and the Founder Parties shall (and shall ensure that their respective Affiliates and Representatives shall) use their reasonable best efforts to cooperate with and provide all necessary assistance to facilitate the SDHG Disclosures, and (c) the Purchasers and the Founder Parties shall (and shall ensure that their respective Affiliates and Representatives shall) not make any announcement or disclosure on the date of this Agreement without the prior written consent of the Sellers, except that the Founder Parties (or their respective Affiliates) may submit or make any beneficial ownership report or filing required to be submitted or made by such Person under applicable Laws, in each case, following the delivery of the Seller Confirmation.

20

Section 8.04           Further Action. The Purchasers, the Company and the Founder Parties shall execute and deliver such documents and take such further actions as may be reasonably necessary to carry out the provisions hereof and the transactions contemplated hereby.

Section 8.05           Governing Law and Disputes Resolution.

(a)            This Agreement and any controversy, dispute or claim arising out of this Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its conflicts of law principles.

(b)            Any disputes, actions and proceedings against any party hereto or arising out of, or in any way relating to, this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 8.05(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 8.06           Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that such parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

21

Section 8.07           Notices.

(a)            Any notice or other communication to be given under or in connection with this Agreement shall be in the English language and in writing. A notice may be delivered personally or sent by email, pre-paid recorded delivery or international courier to the address provided below:

If to the Sellers, to:

Address: 38/F, The Centre, 99 Queen’s Road Central, Central, Hong Kong

Email: stanleyshi@sdhg.com.hk

Attention: Stanley Shi

with a copy (which shall not constitute notice) to:

White & Case

Address: 16th Floor, York House, The Landmark, 15 Queen’s Road Central, Central, Hong Kong

Email: Jessica Zhou; Steven Sha

Attention: jessica.zhou@whitecase.com; steven.sha@whitecase.com

If to the Purchasers, to:

11/F, LKF29, No.29 Wyndham Street, Central, Hong Kong

Attention: Lawrence Xia

Email: lawrence.xia@lochpine.com; wilson.lo@lochpine.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie

14th Floor, One Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong

Attention: Ouyang Dan; Howard Wu

Email: dan.ouyang@bakermckenzie.com; howard.wu@bakermckenzie.com

If to the Company, to:

VNET Group, Inc.

Address: Guanjie Building, Southeast 1st Floor

10# Jiuxianqiao East Road

Chaoyang District, Beijing, 100016

Email: josh.chen@vnet.com

Attention: Sheng Chen

If to the Founder Parties, to:

Address: Guanjie Building, Southeast 1st Floor

10# Jiuxianqiao East Road

Chaoyang District, Beijing, 100016

Email: josh.chen@vnet.com

Attention: Sheng Chen

(b)            A notice shall be deemed to have been received: (i) at the time of delivery if delivered personally, (ii) at the time of transmission if sent by email (provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient), and (iii) two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery or international courier; provided that, if deemed receipt of any notice occurs after 6:00 p.m. or is not on a Business Day, deemed receipt of such notice shall be at 9:00 a.m. on the next Business Day (references to time in this Section 8.07 are to local time in the country of the addressee).

22

(c)            Any party hereto may change its address for purposes of this Section 8.07 by giving the other parties advance written notice of the new address in the manner set forth above.

Section 8.08           Successors and Assigns; Benefit.

(a)            Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by any party without the express written consent of the other parties hereto and any such attempted assignment shall be void and unenforceable.

(b)            This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. The Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) shall not apply to this Agreement.

Section 8.09           Entire Agreement; Amendments; Waiver.

(a)            This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto with respect to such subject matter.

(b)            No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing and signed by (i) in respect of any amendment or modification, the Sellers and the Purchasers (other than (w) in respect of Section 2.06(b)(i) and this Section 8.09(b)(i)(w) which shall be signed by the Sellers, the Purchasers and the Company, (x) in respect of Section 2.06 (other than Section 2.06(b)(i)), Section 5.07(a) and this Section 8.09(b)(i)(x) which shall be signed by the Sellers and the Company, (y) in respect of Section 5.07(b) and this Section 8.09(b)(i)(y) which shall be signed by the Sellers and the Founder Parties, or (z) in respect of Section 5.02 and this Section 8.09(b)(i)(z) which shall be signed by the Sellers and the Company with respect to the Investment Agreement and the Investor Rights Agreement, or the Sellers and the Founder Parties with respect to the Voting and Consortium Agreement), and (ii) in respect of any waiver, the party against whom such waiver is sought. No course of dealing between the parties hereto shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay by any party to this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to this Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

23

Section 8.10           Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Preambles and recitals hereof and exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein. The references herein to Sections and Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 8.11           Joint and Several Obligations. All obligations of one Purchaser shall be deemed to be joint and several obligations of both Purchasers. All obligations of one Seller shall be deemed to be joint and several obligations of both Sellers. All obligations of one Founder Party shall be deemed to be joint and several obligations of all Founder Parties.

Section 8.12           Third Party Rights. The Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) (the “TPO”) shall not apply to this Agreement. Save as expressly provided in this Agreement including in respect of Section 5.07 and Section 7.01, a Person who is not a party to this Agreement shall have no right (whether under the TPO or otherwise) to enforce any of the terms of this Agreement.

Section 8.13           Severability. The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that any of the provisions hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are reasonably acceptable to the Sellers and Purchasers which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by applicable Laws.

Section 8.14           Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

[Signature page follows]

24

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

PURCHASER A:

PJ Millennium I Limited

By:	/s/ WANG Hongbo
	Name:	WANG Hongbo
	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

PURCHASER B:

PJ Millennium II Limited

By:	/s/ WANG Hongbo
	Name:	WANG Hongbo
	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER A:

Success Flow International Investment Limited

By:	/s/ Liu Yao
	Name:	Liu Yao
	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER B:

Choice Faith Group Holdings Limited

By:	/s/ Liu Yao
	Name:	Liu Yao
	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

Company (solely with respect to Section 2.06, Section 5.07(a), Section 5.02 and ARTICLE VIII):

VNET Group, Inc.

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Executive Chairperson and Interim Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

Founder Parties (solely with respect to Section 5.02, Section 5.07(b) and ARTICLE VIII):

Sheng Chen

/s/ Sheng Chen

GenTao Capital Limited

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

Fast Horse Technology Limited

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

Sunrise Corporate Holding Ltd.

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

Personal Group Limited

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Share Purchase Agreement]

Schedule A

Details of Purchase and Sale

Sellers	Sale Shares	Purchasers	Purchase Price
Seller A	455,296,932 Class A Ordinary Shares	Purchaser A: 227,648,466 Class A Ordinary Shares Purchaser B: 227,648,466 Class A Ordinary Shares	Purchaser A: US$329,763,981 Purchaser B: US$329,763,981
Seller B	195,127,260 Class A Ordinary Shares	Purchaser A: 97,563,630 Class A Ordinary Shares Purchaser B: 97,563,630 Class A Ordinary Shares	Purchaser A: US$141,327,421 Purchaser B: US$141,327,421
Total	650,424,192 Class A Ordinary Shares	650,424,192 Class A Ordinary Shares	US$942,182,804

Schedule B

Deposit Bank Accounts

In respect of the Initial Deposit Amount:

Payee Account Name：SHANDONG HI-SPEED HOLDINGS GROUP LIMITED

Payee Address：38/F, THE CENTER, 99 QUEEN’S ROAD CENTRAL, CENTRAL, HONG KONG

Payee Bank：BANK OF CHINA (HONG KONG) LIMITED, HONG KONG

Payee Bank address: BANK OF CHINA TOWER, 1 GARDEN ROAD, CENTRAL, HONG KONG

Payee Bank Account Number： USD: 012-735-0-801002-8

Swift code： BKCHHKHHXXX

In respect of the Remaining Deposit Amount:

Payee Account Name：SUCCESS FLOW INTERNATIONAL INVESTMENT LIMITED

Payee Address：38/F, The Center, 99 Queen's Road Central, Hong Kong

Payee Bank：SHANGHAI PUDONG DEVELOPMENT BANK CO LTD, HONG KONG BRANCH

Payee Bank address：29/F, SPD Bank Tower, One Hennessy, 1 Hennessy Road, Hong Kong

Payee Bank Account Number： 2888-002-111207-1

Swift code： SPDBHKHH

Schedule C

Purchaser Representation

As of the date hereof, each Purchaser is a wholly owned Subsidiary of PJ Millennium Limited Partnership (the “Fund”), whose general partner is Lochpine BG I GP Limited (which is wholly owned by Lochpine Capital Limited) and limited partners are Contemporary Amperex Technology (Hong Kong) Limited and Green Alchemist Limited (collectively, the “LPs”) (which LPs’ ultimate beneficial owners are Contemporary Amperex Technology Co., Limited and Mr. Zeng Yuntian, respectively).

Schedule D

Purchaser Other Disclosure

Relevant Information	Timeline
The full name of each limited partner of the Fund (as defined in Schedule C) that holds thirty percent (30%) or more of the limited partnership interest of the Fund (initially being Green Alchemist Limited as of the date of this Agreement)	Within three (3) Business Days following the subscription by such limited partner of thirty percent (30%) or more of the limited partnership interest of the Fund (whether in one or a series of transactions)

Exhibit 1

Form of Instrument of Transfer

[To be attached separately]

INSTRUMENT OF TRANSFER

We, Success Flow International Investment Limited, of [insert Transferor’s registered address]

(hereinafter called the “Transferor”) in consideration of the sum of US$[●] paid to us by [insert name of Transferee], of [insert Transferee’s registered address] (hereinafter called the

“Transferee”), do hereby transfer to the Transferee [●] Class A Ordinary Shares (the “Shares”) standing in our name in the register of VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, to hold unto the Transferee or its executors or administrators, subject to the several conditions upon which we hold the same at the time of execution hereof.

And we, the Transferee, do hereby agree to take the Shares subject to the same conditions.

SIGNED by the parties to this transfer this                                 day of                            , 2026

in the presence of	)	For and on behalf of the Transferor
SIGNATURE OF	)	Success Flow International
WITNESS	)	Investment Limited
)
Witness’ name	)
Witness’ address	)	Name:
	)	Title:

in the presence of	)	For and on behalf of the Transferee
SIGNATURE OF	)	[●]
WITNESS	)
)
Witness’ name	)
Witness’ address	)	Name:
	)	Title:

INSTRUMENT OF TRANSFER

We, Choice Faith Group Holdings Limited, of [insert Transferor’s registered address]

(hereinafter called the “Transferor”) in consideration of the sum of US$[●] paid to us by [insert name of Transferee], of [insert Transferee’s registered address] (hereinafter called the

“Transferee”), do hereby transfer to the Transferee [●] Class A Ordinary Shares (the “Shares”) standing in our name in the register of VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, to hold unto the Transferee or its executors or administrators, subject to the several conditions upon which we hold the same at the time of execution hereof.

And we, the Transferee, do hereby agree to take the Shares subject to the same conditions.

SIGNED by the parties to this transfer this                                 day of                            , 2026

in the presence of	)	For and on behalf of the Transferor
SIGNATURE OF	)	Choice Faith Group Holdingsl
WITNESS	)	Limited
)
Witness’ name	)
Witness’ address	)	Name:
	)	Title:

in the presence of	)	For and on behalf of the Transferee
SIGNATURE OF	)	[●]
WITNESS	)
)
Witness’ name	)
Witness’ address	)	Name:
	)	Title: